Exhibit 99.1

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Smadar Lavi	Rob Fink/Brad Nelson
Investor Relations	KCSA Strategic Communications
775-356-9029	212-896-1206 /212-896-1217
slavi@ormat.com	rfink@kcsa.com / bnelson@kcsa.com

Ormat Technologies Considers Potential Restructuring with its Parent Company

(RENO, Nev.) October 29, 2014, Ormat Technologies, Inc. (NYSE: ORA) announced today, following a report to that effect issued today to the Tel Aviv Stock Exchange and the Israeli Security Authority by its parent entity, Ormat Industries, Ltd. (OIL), that the two companies are considering a possible group corporate reorganization. Under the proposed transaction, Ormat Technologies would acquire OIL by issuing shares of common stock in Ormat Technologies to OIL's shareholders in exchange for all of the OIL shareholders' shares in OIL, based upon an exchange ratio to be agreed upon between the parties. If approved and consummated, the transaction would eliminate OIL’s majority ownership interest in, and control of, Ormat Technologies.

The Company has established a special committee of independent directors with full authority to consider the proposed transaction, including to negotiate the exchange ratio and make a recommendation to the Board of Directors, or to reject the proposed transaction. The special committee has retained independent legal and financial advisors to assist the committee in considering the proposed transaction.

There can be no assurance at this stage whether the proposed transaction will be approved and consummated and, if consummated, what the terms (including the exchange ratio) thereof would be. Any potential transaction is subject to the negotiation and execution of definitive agreements, as well as to customary conditions and approvals, including (without limitation) regulatory approvals, an affirmative recommendation of the special committee of the Board of Directors, an approval of the full Board of Directors, and the approval of the shareholders of each of Ormat Technologies and OIL.

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat's power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat's flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has supplied to utilities and developers worldwide, totaling more than 1,800 MW of gross capacity. Ormat's current generating portfolio of 626 MW (net) is spread globally in the U.S., Guatemala and Kenya.

Learn more about Ormat Technologies by visiting Ormat.com. To download Ormat’s investor relations app, which offers access to its SEC filings, press releases, webcast and more, please visit Apple's App Store for the iPhone and iPad or Google Play for Android mobile devices.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. For example, when we discuss the proposed transaction, we are using a forward-looking statement. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations or events and are based upon its management's current estimates and projections of future results, trends or events. Actual future results may differ materially from those projected as a result of various risks and uncertainties. For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat Technologies, Inc.'s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on February 28, 2014 and other risks and uncertainties detailed from time to time in our filings with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as required by applicable law, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

≠≠≠